CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 26, 2009, accompanying the financial statements of S&P Dividend Growth Opportunities Trust, Series 13 (included in Van Kampen Unit Trusts, Series 773) as of June 30, 2009, and for the period from July 9, 2008 (Initial Date of Deposit) through June 30, 2009 and the financial highlights for the period from July 9, 2008 (Initial Date of Deposit) through June 30, 2009, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-151127) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
October 26, 2009